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                                                                   EXHIBIT 12.01


                EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES

                                 THREE MONTHS ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                 ---------------------------     ---------     -----------------------      ---------     ---------
                                    2005              2004          2004          2003          2002           2001          2000
                                 ---------         ---------     ---------     ---------     ---------      ---------     ---------
                                       ($ IN THOUSANDS)
Earnings
Pre-tax income from
continuing operations            $  63,185         $  35,869     $ 228,294     $ 239,238     $  89,157      $ 119,377     $ 115,737
Less: Minority interest                 --                --            --            --            --             --        21,677
Less: Income (loss) from
equity investees                     1,410             5,415         8,105        12,563        (3,993)         5,072         3,481
Add: Distributed income from
equity investees                        47               127           564         1,521         2,591          7,730         4,449
                                 ---------         ---------     ---------     ---------     ---------      ---------     ---------
                                    61,822            30,581       220,753       228,196        95,741        122,035        95,028
Fixed charges                       92,673           153,101       556,985       570,646       492,093        371,667       344,363
                                 ---------         ---------     ---------     ---------     ---------      ---------     ---------
Total Earnings                   $ 154,495         $ 183,682     $ 777,738     $ 798,842     $ 587,834      $ 493,702     $ 439,391
                                 =========         =========     =========     =========     =========      =========     =========
Fixed Charges
Interest credited to
policyowners                     $  84,447         $ 144,327     $ 523,231     $ 538,622     $ 464,022      $ 341,575     $ 312,008
Interest expense on debt             7,780             8,398        32,120        30,154        25,487         26,011        29,723
Amortization of debt
issuance costs                         236               232           928         1,137           985          3,155         1,833
Estimate of interest within
rental expense                         210               144           706           733         1,599            926           799
                                 ---------         ---------     ---------     ---------     ---------      ---------     ---------

Total Combined Fixed Charges     $  92,673         $ 153,101     $ 556,985     $ 570,646     $ 492,093      $ 371,667     $ 344,363
                                 =========         =========     =========     =========     =========      =========     =========
Ratio of Earnings to Fixed
Charges                               1.67              1.20          1.40          1.40          1.19           1.33          1.28
Ratio of Earnings to Fixed
Charges and Preferred Stock
Dividends                             1.67              1.20          1.40          1.40          1.19           1.33          1.28